EXHIBIT 10.4
                                 August 1, 1999



Mr. Stuart Reeve
American Color Graphics, Inc.
100 Winners Circle
Brentwood, TN 37027


Dear Stuart:

This will confirm that if American Color Graphics, Inc. ("ACG") terminates your employment without cause, ACG shall continue to pay you your then current base salary and maintain all your then current benefits (to the extent allowed under the applicable benefit plans) for a period of two years following your termination. In such event, ACG shall also pay you a pro rata portion of the bonus to which you would have been entitled for the year of termination had you been employed for the entire year, which bonus shall be payable at the time bonuses are paid to ACG executives generally. During the first twelve months following any such termination, you shall not be required to mitigate the amount of any payment provided for above and such payments will not be reduced in the event you obtain other employment. The term "Cause" shall mean the termination of your employment hereunder in the event of your (i) conviction of any crime or offense involving money or other property of ACG or any felony, (ii) willful and unreasonable refusal to substantially perform your duties hereunder, (iii) competition with ACG, or (iv) gross negligence in the conduct of your duties; provided, however, no termination shall be deemed for "Cause" under clauses
(ii), (iii) or (iv) unless you shall have first received written notice from ACG advising you of the acts or omissions that constitute the basis for termination and you fail to correct the acts or omissions complained of within 20 business days following receipt of such notice. Your employment shall be deemed to have been terminated "without cause" if you terminate your employment after ACG causes any of the following events to occur: (i) a decrease in your base salary or a failure to pay you material compensation due and payable to you in connection with your employment; (ii) a material diminution of your responsibilities or title; or (iii) you are required to be based at any office or location more than 25 miles from your current principal employment location.

For so long as you are employed by ACG, and continuing for two years thereafter, you shall not, without the prior written consent of ACG, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than ACG: (i) render any service to or in any way be affiliated with a competitor (or any person or entity that is reasonably anticipated (to the general knowledge of you or the public) to become a competitor) of ACG in the business of producing and/or selling advertising inserts; (ii) solicit, hire, have contact with, or endeavor to entice away from ACG any person or entity who is, or, during the then most recent 12-month period, was employed by, or had served as an agent or key consultant of, ACG; or (iii) solicit, hire, have contact with, or endeavor to entice away from ACG any person or entity who is, or was within the then most recent 12-month period, a customer or client (or reasonably anticipated (to the general knowledge of you or the public) to become a customer or client) of ACG.

                                                                  August 1, 1999

                                                                          Page 2



You covenant and agree with ACG that you will not at any time, except in performance of your obligations to ACG hereunder or with the prior written consent of ACG, directly or indirectly, disclose any secret or confidential information that you may learn or have learned by reason of your association with ACG. The term "confidential information" includes information not previously disclosed to the public or to the trade by ACG's management, or otherwise in the public domain, with respect to ACG's products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of ACG's products), business plans, prospects or opportunities, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which ACG operates other than as a result of disclosure by you in violation of your agreements under this paragraph or (ii) you are required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.

All references to "ACG" include its divisions, subsidiaries and affiliates. This agreement shall supersede and replace all prior agreements between us relating to your employment.

If the foregoing meets with your approval, please sign and return the enclosed copy of this letter to the undersigned.

                           Sincerely,

                           AMERICAN COLOR GRAPHICS, INC.



                           By:    /s/   Stephen M. Dyott
                             ---------------------------
                                        Stephen M. Dyott
                             Chairman and Chief Executive Officer




ACCEPTED AND AGREED TO:



 /s/ Stuart R. Reeve
--------------------
     Stuart Reeve

                                                                    EXHIBIT 12.1

         STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)

                                                            Year Ended             Year Ended            Year Ended
                                                          March 31, 2000         March 31, 1999        March 31, 1998
                                                        ------------------     ------------------    ------------------
Consolidated pretax income (loss) from
     continuing operations                              $     11,659                (7,839)            (27,122)

 Net amortization of debt issuance expense                     1,326                 1,412               2,292

 Interest expense                                             32,637                34,830              36,664

 Interest portion of rental expense                            2,134                 2,301               2,130
                                                        -----------------      ----------------    -----------------

       Earnings                                         $     47,756                30,704              13,964
                                                        =================      ================    =================

 Interest expense                                       $     32,637                34,830              36,664

 Net amortization of debt issuance expense                     1,326                 1,412               2,292

 Interest portion of rental expense                            2,134                 2,301               2,130
                                                        -----------------      ----------------    -----------------

     Fixed Charges                                      $     36,097                38,543              41,086
                                                        =================      ================    =================

     Ratio of Earnings to Fixed Charges                        1.32                  (a)                  (a)
                                                        =================      ================    =================


                                                        Year Ended            Year Ended
                                                      March 31, 1997        March 31, 1996
                                                    ------------------    ------------------
Consolidated pretax income (loss) from
     continuing operations                             (26,005)               (21,431)

 Net amortization of debt issuance expense               1,784                  2,139

 Interest expense                                       34,505                 30,549

 Interest portion of rental expense                      1,799                  1,618
                                                    -----------------    -----------------

       Earnings                                         12,083                 12,875
                                                    =================    =================

 Interest expense                                       34,505                 30,549

 Net amortization of debt issuance expense               1,784                  2,139

 Interest portion of rental expense                      1,799                  1,618
                                                    -----------------    -----------------

     Fixed Charges                                      38,088                 34,306
                                                    =================    =================

     Ratio of Earnings to Fixed Charges                   (a)                  (a)
                                                    =================    =================

(a) The deficiency in earnings required to cover fixed charges for the fiscal years ended March 31, 1999, 1998, 1997 and 1996 was $7,839, $27,
         122, $26,005 and $21,431, respectively. The deficiency in earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes, discounted operations and extraordinary items from fixed charges. Fixed charges consist of interest expense and one-third of operating lease rental expense, which is deemed to be representative of the interest factor. The deficiency in earnings required to cover fixed charges includes depreciation of property, plant and equipment and amortization of goodwill and other assets and non-cash charges which are reflected in cost of sales and selling, general and administrative expenses, in the following amounts (in thousands):

                                                                   Fiscal Year Ended March 31,
                                                --------------------------------------------------------------
                                                  1999              1998             1997             1996
                                                ----------       -----------       ----------      -----------
        Depreciation                            $ 29,651         $  28,124         $ 25,282        $ 21,385
        Amortization                               4,025            10,413            9,374           9,311
        Non-cash charges(gain)                       945             2,301            1,944           3,435
                                                ----------       -----------       ----------      -----------
          Total                                 $ 34,621         $  40,838         $ 36,600        $ 34,131
                                                ==========       ===========       ==========      ===========